Exhibit 4.6

SERVICE AGREEMENT

THIS AGREEMENT is made the 9th day of December 2002

BETWEEN:                                ANUTECH PTY LTD ABN 31 008 548 650 of Anutech Court, Cnr Barry Drive & North Rd. ACT 2601 (“Anutech”).

AND:                                                                 PHARMAXIS PTY LTD ABN 75 082 811 630 of 2/10 Rodborough Road, Frenchs Forest, NSW 2086 (“PharmAxis”).

Recitals

A.                                                                                   Anutech is a wholly owned subsidiary of the Australian National University (“ANU”)

B.                                                                                     Anutech and PharmAxis (formerly Praxis Pty Ltd) have entered into an Exclusive License Agreement dated October 1999 for the use of phosphosugars as therapeutics.

C.                                                                                     PharmAxis has requested and Anutech has agreed, to provide the Services to PharmAxis in accordance with and subject to the terms of this agreement.

Operative Provisions

1.                                      Definitions and Interpretation

1.1                               Definitions

In this Agreement, except insofar as the context or subject matter otherwise indicates or requires, the following terms and expressions will have the following meanings:

“Commencement Date” means January 1, 2003.

“Confidential Information” means all know how, trade secrets, technical information, specifications, data, intellectual property, software, marketing procedures, pricing information, customer and client records, business and corporate or trade information of a party to this agreement which:

(a)                                  is disclosed to the Recipient by or on behalf of the Discloser or which is otherwise acquired directly or indirectly by the Recipient from the Discloser or any adviser engaged by the Discloser;

(b)                                 is in oral or visual form, or is recorded or stored in a Document,

and includes without limitation, the fact that Confidential Information is being made available by the Discloser.

“Intellectual Property” means all rights in and relating to inventions (including patents): registered and unregistered trade marks, copyright, moral rights, circuit layouts, registered designs, trade secrets, plant varieties, processes, know-how, Confidential Information and all other rights of intellectual property as defined in Article 2 of the Convention Establishing the World Intellectual Property Organisation of July 1967.

“Force Majeure” event means an act of God, strike, lockout or other interferance with work, war (declared or undeclared), blockade, an act of terrorism, disturbance, lightning, fare, earthquake, storm, flood, explosion, governmental or quasi-governmental restraint, expropriation, prohibition, intervention, direction or embargo, unavailability or delay in availability of equipment or transport, inability or delay in obtaining governmental or quasi-governmental approvals, consents, permits, licences, authorities or allocations, and any other cause, whether the kind specifically enumerated above or otherwise which is not reasonably within the control of the party affected.

“Foreground IP” means all:

(a)                                  Intellectual Property and all intellectual property rights in any materials, including substances, compounds, biological materials, products, samples and devices; and

(b)                                 Confidential Information;

generated by the staff employed as a result of the Services during the Term.

“Premises” means John Curtin School of Medical Research.

“Fee” means the amount paid to Anutech, exclusive of GST, for provision of the Services calculated as follows:

Fee = staff salaries - SRE + Anutech management fee

where

(i)                                     staff salaries = total salaries paid to staff employed by Anutech in accordance with this agreement, including leave entitlements such as annual leave and long service leave, where approved by PharmAxis;

(ii)                                  SRE = all salary related expenses including superannuation, payroll tax, death and disability insurance, leave loading; and

(iii)                               Anutech management fee = 15% of staff salaries + SRE

“Services” means the:

(a)                                  employment of research staff, identified by PharmAxis; and

(b)                                 human resources management;

provided by Anutech to PharmAxis in accordance with clause 2.

“Term” means the period commencing on the Commencement Date and continuing for two (2) calendar years.

1.2                               Interpretation

In this Agreement unless the contrary intention appears:

(a)                                  a reference to this Agreement or another instrument includes any variation or replacement of either of them;

(b)                                 a reference to a convention, statute, ordinance, code or other law or requirement includes regulators and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.

(c)                                  the singular includes the plural and vice versa:

(d)                                 all references to currency are to and all payments must be in Australian dollars.

(e)                                  the word “person” includes a firm, a body corporate, an unincorporated association or an authority;

(f)                                    the words “include”, “including” or “for example” are not to be interpreted as words of limitation; and

(g)                                 headings are inserted for convenience and do not affect the interpretation of this Agreement.

2.                                      Provision of Services

2.1                               Services

(a)                                  Anutech will use best endeavours to provide the Services to PharmAxis.

(b)                                 In the case of staff employment.

(i)                                     Anutech will employ staff on terms acceptable to PharmAxis;

(ii)                                  PharmAxis will advise Anutech of acceptable terms, including level of remuneration and term of contract;

(iii)                               PharmAxis will be responsible for management of the day to day activities of the staff; and

(iv)                              PharmAxis will be responsible for ensuring that staff take leave entitlements.

(c)                                  In the case of human resources management Anutech will:

(i)                                     ensure that staff are paid fortnightly;

(ii)                                  ensure superannuation entitlements are paid; and

(iii)                               undertake payment of payroll tax and other disbursements.

2.2                               Fees

(a)                                  PharmAxis pay Anutech the Fee described in Schedule 1 quarterly in advance

(b)                                 PharmAxis will not be obligated to pay Anutech any amounts, or reimburse Anutech for any expenses, not specifically provided for in this agreement, except to the extent PharmAxis specifically approves any such payment in advance in writing.

3.                                      Provision of Premises

PharmAxis

(a)                                  is responsible for obtaining access to the Premises, and

(b)                                 will make the Premises available to Anutech to the extent required by Anutech to carry out the Services.

4.                                      Confidentiality

4.1                               Recipient and Discloser

If any party discloses Confidential Information to another party, directly or indirectly, the disclosing party is the Discloser and the receiving party is the Recipient

4.2                               Must not disclose

The Recipient agrees that it will

(a)                                  hold Confidential Information in strict confidence and not disclose or cause or permit the disclosure of the Confidential Information, except as permitted under this agreement or with the prior written consent of the Discloser; and

(b)                                 keep Confidential Information secure and protected from any use, disclosure or access which is inconsistent with this agreement.

4.3                               Permitted disclosure

(a)                                  Clause 4.2 does not apply to any Confidential Information that:

(i)                                     subject to clause 4.3(b), the Recipient is required to disclose by any applicable law or legally binding order of any court, government, semi-government authority, administrative or judicial body, or a requirement of a stock exchange or regulator;

(ii)                                  is in the public domain other than as a result of a breach of this agreement or breach of confidence by any other person; or

(iii)                               is received by the Recipient from a party (other than the Discloser or any employee, officer, agent or adviser of the Discloser) legally entitled to possess that information and provide it to the Recipient.

(iv)                              is already in possession of the receiving party at the time of disclosure by the Discloser; or

(v)                                 is independently developed by the Recipient without use of or reference to the Discloser’s Confidential Information.

(b)                                 If the Recipient must make a disclosure referred to in clause 4.3(a)(i):

(i)                                     the Recipient must disclose only the minimum Confidential Information required to comply with the applicable law or order; and

(ii)                                  before making such disclosure, the Recipient must:

(A)                              give the Discloser written notice of:

(I)                                    the full circumstances of the required disclosure; and

(II)                                the Confidential Information which it, proposes to disclose; and

(B)                                consult with the Discloser as to the form of the disclosure.

5.                                      Ownership of Intellectual Property

(a)                                  Foreground IP will be owned by, and vest in its creation in, PharmAxis.

(b)                                 PharmAxis grants ANU a royalty free, irrevocable and perpetual non exclusive license to Foreground IP for non-commercial research purposes, including, with the prior written consent of Pharmaxis, collaborations with third parties.

(c)                                  ANU must not transfer, license, assign or otherwise deal with, or use for any commercial purpose, any Foreground IP without the prior written consent of PharmAxis.

6.                                      Use of Name and Publicity

(a)                                  Any proposed use of ANU’s or a party’s name including in the case of ANU the use of the name of any school, department or staff member, in any published material or in connection with any products, promotions or advertising must be approved by the other party in writing prior to release, such approval will not be unreasonably withheld

(b)                                 PharmAxis may issue press releases factually describing its relationship with Anutech as required by law, regulation or the rules of public stock exchanges.

7.                                      Termination

(a)                                  This agreement will continue for the Term unless extended or sooner terminated in accordance with the provisions of this clause.

(b)                                 Either party may terminate:

(i)                                     immediately by notice if the other party does not remedy any failure to meet any obligations under this agreement within sixty (60) days of written notice of that breach;

(ii)                                  immediately by notice at any time after the bankruptcy, insolvency, dissolution or winding up of the other party (other than dissolution or winding up for the purposes of reconstruction or amalgamation);

(iii)                               by sixty (60) days notice, whether or not for cause.

(c)                                  If PharmAxis terminates this agreement or defaults on its obligations during the Term PharmAxis will meet all financial obligations with respect to:

(i)                                     salaries and related costs, including termination costs, of any employee appointed under this agreement; and

(ii)                                  any commitments incurred as of the date of the notice of termination that cannot be cancelled.

(d)                                 Termination or expiration of this agreement will not effect the rights and obligations accrued prior to termination

8.                                      Dispute Resolution

(a)                                  A party seeking to resolve a dispute must notify the other party and upon receipt of such notification the parties must defer resolution of the Dispute to their respective chief executive officers.

(b)                                 If the dispute is not resolved in thirty (30) days the parties may refer the matter to the Australian Commercial Dispute Centre Limited (“ACDC”) for mediation.

(c)                                  If a dispute has not been resolved within (60) days of referral to ACDC either party is free to initiate proceedings in court.

(d)                                 This clause 8 does not need to be followed if a party is seeking urgent interlocutory relief.

9.                                      Tax

(a)                                  Anutech will invoice PharmAxis quarterly in advance with a correctly rendered tax invoice, with the amount of GST shown as a separate item to obtain PharmAxis’s payment of the Fee.

(b)                                 Where a GST is payable in respect of services made to PharmAxis under this Agreement, then PharmAxis must increase its Fee to the full effect of the GST and any other New Tax System changes.

(c)                                  PharmAxis will not be liable to increase the funding (as detailed in Schedule 2) by more than the amount of GST and other New Tax System changes payable on the contributions made under this agreement.

(c)                                  For the purpose of this Clause

(i)                                     “GST” has the meaning as given in section 195-1 of the A New Tax System (Goods and Services Tax) Act 1999;

(ii)                                  “Supply” has the meaning as given in section 195-1 of the A New Tax System (Goods and Services Tax) Act 1999; and

(iii)                               “New Tax System changes” has the meaning as given in section 75AT of the Trade Practices Act 1974

10.                               Warranties

10.1                        General Warranties

The Parties warrant that

(a)                                  each has the power to enter into and perform this Agreement; and

(b)                                 this Agreement is a legal and valid obligation binding upon each of them and enforceable in accordance with its terms.

10.2                        Warranties by Anutech

Anutech makes no warranties, express or implied, as to any matter whatsoever, including, without limitation, the condition, originality, or accuracy of the research or any invention(s) or product(s), whether tangible or intangible, conceived, discovered, or developed under this agreement, or the ownership, merchantability, or fitness for a particular purpose of the research or any such invention or product.

11.                               Indemnity

(a)                                  Anutech will not be liable for any direct, consequential, or other damages suffered by PharmAxis, any licensee, or any others resulting from the use of the research results or any such invention or product.

(b)                                 Subject to clause 11(a), each party will be responsible and assume liability for its own sole negligent acts or wilful omissions and those of its officers or employees in the performance of this agreement and agrees to indemnify and hold harmless the other party from such liability.

12.                               Notices

(a)                                  Any Notices under this Agreement must be in writing and will be considered delivered when sent by pre-paid registered mail or facsimile (providing a printed confirmation that the facsimile was successfully sent is obtained) and addressed to the Parties as set out below, or at such substituted addresses as the Parties may notify each other in writing.

(b)                                 In the absence of proof to the contrary, a notice will be deemed to have been received, in the case of pre-paid registered mail, 3 days after it was sent if sent locally and 10 days after it was sent if sent overseas and in the case of facsimile transmission, at the time recorded on the transmission confirmation report.

PharmAxis	Anutech
Chief Executive Officer	General Manager - Technology Division
2/10 Rodborough Road	Anutech Pty Ltd
Frenchs Forest	GPO Box 4
NSW 2086	Canberra. Act 2601
Fax: 02 9451 3622	Fax (+61) 2 62571433

13.                               Force Majeure

13.1                        Force Majeure consequences

Where a party is unable, wholly or in part, by reason of Force Majeure, to carry out any obligation under this agreement, and that party:

(a)                                  gives to the other party prompt notice of that Force Majeure including reasonable particulars, and in so far as is known, the probable extent to which it will be unable to perform or be delayed in performing that obligation;

(b)                                 uses all possible diligence to remove that Force Majeure as quickly as possible having regard to the nature and extent of the Force Majeure;

(c)                                  that obligation is suspended so far as it is affected by Force Majeure during the continuance of that Force Majeure and that party will be allowed a reasonable extension of time to perform its obligations.

13.2                        Work-around

If after a period of thirty (30) days, the Force Majeure has not ceased, the parties must meet to discuss the situation and endeavour to achieve a mutually satisfactory resolution to the problem.

13.3                        Strikes

The requirement that only Force Majeure must be removed with all possible diligence does not require the settlement of strikes, lockouts and other labour disputes or claims on terms contrary to the wishes of the party affected.

14.                               General Provisions

14.1                        Applicable law

This Agreement will be governed by and construed in accordance with the law for the time being in force in the Australian Capital Territory.  The parties submit to the exclusive jurisdiction of the Courts of the Australian Capital Territory.

14.2                        Clause severance

Any provision of this agreement that is held void by a court of competent jurisdiction or is voidable by a party or is or becomes at that time unlawful or unenforceable will, to the extent to which it is void or voidable or is unlawful or unenforceable, be deemed to be excised from and not form party of this agreement, without affecting the validity or enforceability of the remaining provisions to the fullest extent permitted by law or in equity.

14.3                        Costs

Each party agrees to bear its own legal and other costs and expenses of and incidental to, the preparation, execution and completion of this Agreement and of any related documentation.

14.4                        Entire agreement

This agreement

(a)                                  constitutes the entire agreement between the parties as to its subject matter; and

(b)                                 in relation to that subject matter, supersedes all prior communications, negotiations, arrangements and agreements, whether oral or written, with respect to the subject matter of this Agreement.

14.5                        Relationship between the parties

(a)                                  A party must not represent itself and must make best endeavours to ensure that its employees, agents and contractors do not represent themselves, as being employees or, agents or partners of the other party.

(b)                                 Nothing in this agreement will be taken to constitute a relationship of employment, agency, partnership or joint venture between the parties.

14.6                        Survival

Clauses 4,5,6,7(c), 8, 10.1, 11 and 12 will survive the expiration of early termination of this Agreement

14.7                        Variation

This Agreement may only be amended in writing signed by all Parties.

14.8                        Waiver

A waiver by a Party of any rights arising from a breach or non-observance by the other Party of a term of this Agreement will not be taken to operate in any way as a waiver of any right arising from any subsequent continuation of that breach or non-observance, or any further or other breach or non-observance of the same or any other term.

EXECUTED as an agreement

SIGNED SEALED and DELIVERED for
Anutech Pty Ltd by an authorised
officer in the presence of	/s/ G. Page

/s/ Fiona Tapfer	/s/ G. Page
Signature of witness	Name of Officer

/s/ Fiona Tapfer	Managing Director
Name of witness (print)	Office held

SIGNED SEALED and DELIVERED for
the PharmAxis Pty Ltd by an authorised
officer in the presence of	/s/ Alan D Robertson

/s/ David McGarvey	/s/ A.D. Robertson
Signature of witness	Name of Officer

/s/ David McGarvey	CEO
Name of witness (print)	Office held

Schedule 1

The Fee is calculated as:

Fee = staff salaries + SRE + Anutech management fee

Where:

(i)                                     staff salaries = total salaries paid to staff employed by Anutech in accordance with this agreement, including leave entitlements such as annual leave and long service leave, where approved by PharmAxis;

(ii)                                  SRE = all salary related expenses including superannuation, payroll tax, death and disability insurance, leave loading; and

(iii)                               Anutech management fee = 15 % of staff salaries + SRE

As of the Commencement Date the Fee covers the following staff at the indicated salary levels, although this is subject to change pursuant to the terms of this agreement.

Staff	Salary		SRE ( * )		Total
*	$	*	$	*	$	*
*	$	*	$	*	$	*
*	$	*	$	*	$	*
*	$	*	$	*	$	*
*	$	*	$	*	$	*
*	$	*	$	*	$	*
					$	*
Anutech Mgt Fee					$	*
	Annual Total				$	*

Quarterly Payment	Payment Due	Amount Due
1/1/03-31/12/03	1/1/03	$	*
	1/4/03	$	*
	1/7/03	$	*
	1/10/03	$	*

1/1/04-31/12/04	1/1/04	$	*
	1/4/04	$	*
	1/7/04	$	*
	1/10/04	$	*

*  Confidential portion omitted and filed separately with the Commission.

1st December 2004

Dr Christine Hirst

Technology Manager • Biomedical & Health

ANU INNOVATION

Dear Christine,

Service Agreement between Pharmaxis Ltd and ANU Enterprises Pty Ltd

Dated 9th December 2002

The above Service Agreement expires on 31st December 2004. Pharmaxis wishes to extend the agreement on the same terms and conditions as contained in the current agreement for a further two years, to 31 December 2006.  A copy of the current list of staff, their salaries and the amount payable to ANU Enterprises is attached.  Pharmaxis will pay any increases to these stated salaries that arise from any Enterprise Agreement of ANU Enterprises Pty Ltd with the project staff.

Will you please confirm in writing your agreement to our proposal.

Sincerely,

/s/ David McGarvey
David McGarvey
Chief Financial Officer/Company Secretary

Extension Approved:

Signed by a duly authorised officer on	)	/s/ [ILLEGIBLE]
Behalf of ANU Enterprises Pty Ltd ABN
31 008 548 650 in the presence of:	)

/s/ [ILLEGIBLE]	)	FRANK PAPA
Witness		Print Name CFO/SECRETARY

[ILLEGIBLE]		6/12/2004
Print Name		Date

Pharmaxis Ltd	Unit 2, 10 Rodborough Road	T 02 9451 5961
ABN 75 082 811 630	Frenchs Forest NSW 2086	F 02 9451 3822
	Australia	www.pharmaxis.com.au

Schedule 1

as at 1 January, 2005

Staff	Salary		SRE ( * )		Total
*	$	*	$	*	$	*
*	$	*	$	*	$	*
*	$	*	$	*	$	*
*	$	*	$	*	$	*
*	$	*	$	*	$	*
*	$	*	$	*	$	*

					$	*
ANU Enterprise fee 15%					$	*

					$	*

Quarterly payment					$	*

*  Confidential portion omitted and filed separately with the Commission